UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2023

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Lackawanna Place, South Orange, New Jersey 07079 (Address of principal executive offices, including ZIP code)

(201) 343-5202 (Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NEPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2023, Nephros, Inc. (the “Company”) entered into an employment agreement with Robert Banks (the “Employment Agreement”) pursuant to which the Company appointed Mr. Banks as its President and Chief Executive Officer, which appointment will become effective the business day immediately following the date on which the Company files with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended March 31, 2023 (the “Effective Date”). Mr. Banks was also appointed to the Company’s Board of Directors as a Class III director as of the Effective Date.

Prior to joining the Company, Mr. Banks, 48, most recently served as Vice President Global OEM & Strategic Accounts at Danfoss Power Solutions, a position he held from November 2021 to May 2023. Prior to that, he was Executive Director of Product Management at ITT Goulds Pumps from October 2018 to November 2021. Previously, Mr. Banks was employed for 19 years at General Electric, holding various positions of increasing responsibility, including more than 16 years with GE Water & Process Technologies. Mr. Banks received his Bachelor of Arts in Mechanical Engineering from the University of Delaware and his M.B.A. from the University of Maryland University College.

Mr. Banks was not appointed pursuant to any arrangement or understanding with any person, and Mr. Banks does not have any family relationships with any directors or executive officers of the Company. Mr. Banks has not had a direct or indirect material interest in any transaction with the Company since January 1, 2021, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

In accordance with the terms of the Employment Agreement, Mr. Banks will receive an initial base salary of $350,000. The base salary will automatically increase to $400,000 per year at such time as the Company has achieved annual net revenue of at least $15 million in any fiscal year, and further increase to $450,000 per year at such time as the Company has achieved annual net revenue of at least $20 million in any fiscal year. Mr. Banks will also be eligible for an annual performance bonus targeted at 50% of his annualized base salary, based primarily on Company performance and other performance objectives established by the Board of Directors. In addition, pursuant to the Employment Agreement, on May 5, 2023, Mr. Banks received a 10-year stock option to purchase an aggregate of 357,165 shares of the Company’s common stock pursuant to the Company’s 2015 Equity Incentive Plan, which option is exercisable at a price per share equal to $1.44, the closing price of the Company’s common stock on the grant date. Mr. Banks’s right to purchase the shares will vest and become exercisable, subject to his continued employment, as to 25% of the shares on the first anniversary of the grant date, and the remaining 75% of the shares subject to the option will thereafter vest and become exercisable in twelve approximately equal quarterly installments. The Employment Agreement also provides that if the Company terminates Mr. Banks without “cause” or Mr. Banks resigns for “good reason,” then he will be entitled to up to twelve months of continued base salary and health benefits.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the complete agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2023.

On May 5, 2023, Andrew Astor resigned as the Company’s President and Chief Executive Officer and from the Company’s Board of Directors, effective as of the Effective Date. Mr. Astor’s decision to resign was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Astor will remain as the Company’s Chief Financial Officer.

A copy of the press release announcing these executive changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Nephros, Inc. Press Release, dated May 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: May 11, 2023	By:	/s/ Andrew Astor
Andrew Astor
Chief Financial Officer